AMENDMENT NO. 1

SHARE EXCHANGE AGREEMENT

Amendment No. 1, dated November 11, 2008 (“Amendment “), to the Share Exchange Agreement by and among Elevated Throne Overseas Ltd., a British Virgin Islands company (“Elevated Throne”), Green Planet Bioengineering Co. Ltd. a Delaware Corporation (“Green Planet”), and all of the Shareholders of Elevated Throne, whose names are set forth on the signature page to this Amendment (the “Shareholders”), dated October 24, 2008 (the “Original Agreement”). Capitalized terms used but not defined herein have the meanings given to them in the Original Agreement.

WHEREAS, Elevated Throne, Green Planet, and the Shareholders entered into the Original Exchange Agreement on October 24, 2008;

WHEREAS, the closing of the Original Agreement occurred on October 24, 2008;

WHEREAS, the parties to the Original Agreement agree to amend the Original Agreement to provide a schedule to Section 2.2 of the Share Exchange Agreement;

NOW THEREFORE, in consideration of the mutual covenants and promises herein contained and upon the terms and conditions hereinafter set forth, the parties hereto intending to be legally bound, agree as follows:

SECTION 1 AMENDMENTS

Section 1.1 Amendment to Section 2.2 of the Original Agreement. Section 2.2 of the Original Agreement is hereby amended and restated as follows:

Section 2.2 Capitalization of Green Planet. The authorized capital stock of Green Planet consists of (a) 250,000,000 shares of Common Stock, par value $0.001 per share, of which 1,000,000 shares are issued and outstanding, all of which are duly authorized, validly issued and fully paid and the detailed shareholdings of which are more particularly set out in Schedule 2.2; and (b) 10,000,000 shares of Preferred Stock, $0.001 par value, of which no shares are issued or outstanding. The parties agree that they have been informed of the issuances of these Green Planet Shares, and that all such issuances of Green Planet Shares pursuant to this Agreement will be in accordance with the provisions of this Agreement. All of the Green Planet Shares to be issued pursuant to this Agreement have been duly authorized and will be validly issued, fully paid and non-assessable and no personal liability will attach to the ownership thereof and in each instance, have been issued in accordance with the registration requirements of applicable securities laws. As of the date of this Agreement there are and as of the Closing Date, there will be, no outstanding options, warrants, agreements, commitments, conversion rights, preemptive rights or other rights to subscribe for, purchase or otherwise acquire any shares of capital stock or any un-issued or treasury shares of capital stock of Green Planet.

SECTION 2 MISCELLANEOUS

Section 2.1 Prior Agreements. This Amendment shall completely and fully supersede all other and prior agreements and correspondence (both written and oral) by and between the parties to the Original Agreement concerning the subject matter of this Amendment. Except as expressly amended hereby, the Original Agreement shall remain in full force and effect.

Section 2.2 Amendments. This Amendment may not be amended, waived, modified, supplemented or terminated in any manner whatsoever except by a written instrument signed by the parties to the Original Agreement.

Section 2.3 Binding on Successors. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 2.4 Governing Law. This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the State of New York without giving effect to the choice of law provisions thereof.

[SIGNATUE PAGE FOLLOWS]

ELEVATED THRONE OVERSEAS LTD.

By:	/s/ Min Zhao
(Mr. Zhao)
(CEO)

GREEN PLANET CO. LTD.

By:	/s/ Cris Neely
(Mr. Cris Neely)
(Director)

SHAREHOLDERS OF ELEVATED THRONE

/s/ Min Zhao
Mr. Min Zhao

/s/ Min Yan Zheng
Ms. Min Yan Zheng

SCHEDULE 2.2 to the Share Exchange Agreement

The capitalization of Green Planet also includes the following:

Abacus Investments, Corp.	5,000,000 warrants @ strike of $.10 per share	The number of shares issuable under the warrants is subject to adjustment upon certain events.
5,000,000 warrants @ strike of $.25 per share
5,000,000 warrants @ strike of $.50 per share 5,000,000 warrants @ strike of $1.00 per share
The foregoing notwithstanding, the Company and said consultant agreed that in no event shall the consultant be entitled to exercise these warrants for a number of warrant shares in excess of that number of warrant shares which, upon giving effect to such exercise, would cause the aggregate number of shares of common stock beneficially owned by consultant and its affiliates to exceed 4.99% of the outstanding shares of the common stock following such exercise, except within sixty (60) days prior to the expiration of each warrant (however, such restriction may be waived by consultant (but only as to itself and not to any other holder) upon not less than 5 days prior notice to the Company).

Michael Karpheden	1,561,826 warrants @ strike of $0.001 per share	The number of shares issuable under the warrants is subject to adjustment upon certain events.

Marius Silvasan	1,561,826 warrants @ strike of $0.001 per share	The number of shares issuable under the warrants is subject to adjustment upon certain events.

Jeanne Chan	480,942 warrants @ strike of $0.001 per share	The number of shares issuable under the warrants is subject to adjustment upon certain events.

Jerold N. Siegan	347,073 warrants @ strike of $0.001 per share	The number of shares issuable under the warrants is subject to adjustment upon certain events.

Thomas Chan	250,000 warrants @ strike of $0.001 per share
Jason Liu	250,000 warrants @ strike of $0.001 per share
William Crawford	266,667 warrants @ strike of $0.001 per share

The warrants all contain customary anti-dilution provisions.

The Company has also granted to said consultant the right to convert any portion of a $1,000,000 consulting fee payable to said consultant into shares of the Company’s common stock (at a conversion price based upon the market price for the Company’s common stock).

Additionally, the Company has issued 935,000 shares of its common stock; and Mondo Management Corp. owns 65,000 shares of the Company’s common stock.